Exhibit 3.1


                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             QUALITY PRODUCTS, INC.


         Quality Products, Inc., a corporation organized and existing under the General Corporation Law of Delaware, originally incorporated as "Analytics Inc." on April 19, 1988, hereby restates its Certificate of Incorporation pursuant to ss.245 of the General Corporation Law of Delaware:

         FIRST:  The name of the corporation is "Quality Products, Inc."

         SECOND: The address of the corporation's registered office in the State of Delaware is 3 Christina Centre, 201 N. Walnut Street, Wilmington, New Castle County, Delaware, 19801. The name of the corporation's registered agent at that address is The Company Corporation.

         THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporation's may be organized under the General Corporation Law of Delaware.

         FOURTH: The total number of shares of stock which the corporation shall have authority to issue is Thirty Million (30,000,000). Twenty Million
(20,000,000) of which shall be common stock, and Ten Million (10,00,000) of which shall be preferred stock. The par value of each such share of stock shall be $.00001.

         FIFTH: To the extent permitted by law, the corporation may purchase or otherwise acquire shares of any class issued by it for such consideration and upon such terms and conditions as may be authorized by the corporation's board of directors, in its discretion, from time to time.

         SIXTH:The power to make, alter, or repeal the bylaws of the corporation is conferred upon and shall be vested in the corporation's board of directors.

         SEVENTH: The corporation's board of directors shall have the power to issue the authorized preferred stock of the corporation at such time or times and in and for such amounts deemed appropriate by the board of directors.

         EIGHTH: To the extent permitted by the General Corporation Law of Delaware as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director. The corporation shall indemnify any person who was or is a party or is threatened


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to be made a party to any  threatened,  pending,  or completed  action,  suit or proceeding, whether civil, criminal administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         NINTH: Each stockholder of the corporation shall be entitled to as many votes as shall equal the number of votes which such stockholder would be entitled to cast for the election of directors with respect to such stockholder's shares of stock multiplied by the number of directors to be elected by such stockholder, and that such stockholder may cast all of such votes for a single director or, may distribute them among the number to be voted for, or for any two or more of them as such stockholder sees fit.

         The undersigned president and secretary of the corporation certify this ___ day of March, 1994 that the foregoing Restated Certificate of Incorporation was duly adopted by the corporation pursuant to ss.242 of the General Corporation Law of Delaware.

                                            /s/ James S. Renaldo
                                           ------------------------------------
                                                James S. Renaldo, President


                                             /s/ Daniel J. Sullivan
                                             -----------------------------------
                                                 Daniel J. Sullivan, Secretary